UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 18, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Replacement Awards

On November 18, 2016, the Board of Directors (the “Board”) of Tangoe, Inc. (the “Company”) approved the Company’s entry into equity award replacement compensation agreements (the “Extension Agreements”) with J.D. Foy, the Company’s Chief Executive Officer; Jay Zager, the Company’s Chief Financial Officer; and Charles D. Gamble, the Company’s Executive Vice President of Product Management.  The Extension Agreements are to become effective on March 16, 2017 if Messrs. Foy, Zager and Gamble, respectively, have not by such date (i) become entitled to receive payment under the equity award replacement compensation agreements previously approved for them by the Board on July 28, 2016 and August 15, 2016 (the “Original Agreements”), as applicable, which approvals were reported in the Company’s Current Reports on Form 8-K filed on August 3, 2016 and August 19, 2016, or (ii) received the equity awards the economic equivalent of which are provided under the Original Agreements under the circumstances specified in such agreements.   These awards are (a) in the case of Mr. Foy, restricted stock units for 100,000 and 400,000 shares of Company common stock, (b) in the case of Mr. Zager, restricted stock units for 100,000 shares of Company common stock and (c) in the case of Mr. Gamble, restricted stock units for 15,000 shares of Company common stock and performance stock units for 5,000 shares of Company common stock.  If the Extension Agreements become effective, they will extend the term of the potential payment arrangements under the Original Agreements by one year, such that they may run through March 15, 2018.

On February 2, 2017, the Board approved the Company’s entry into amendments (the “Amendments”) to the Original Agreements with Messrs. Foy and Zager that were reported in the Company’s Current Report on Form 8-K filed on August 19, 2016 and the Extension Agreements with Messrs. Foy and Zager related to those Original Agreements (collectively, the “Affected Agreements”).  The Affected Agreements grant to Messrs. Foy and Zager the economic equivalent of restricted stock units for 400,000 shares of Company common stock and 100,000 shares of Company common stock, respectively, subject to certain terms and conditions (the “RSU Equivalents”).

The Amendments modify the vesting provisions under the Affected Agreements relating to the RSU Equivalents for which potential payments are conditioned upon the occurrence of a change in control of the Company resulting in per share consideration payable to holders of Company common stock (“Change in Control Consideration”) exceeding specified thresholds (the “Performance RSU Equivalents”).  The Performance RSU Equivalents represent 25% of the total RSU Equivalents under each of the Affected Agreements.  The Amendments lower the minimum threshold for Change in Control Consideration that would trigger vesting of the Performance RSU Equivalents, and provide that vesting of the Performance RSU Equivalents will be calculated based on a sliding scale that references the amount by which the Change in Control Consideration exceeds specified thresholds.

2017 Corporate Bonus Plan

On February 2, 2017, the Board established a 2017 Corporate Bonus Plan (the “Plan”) under which certain of the executive officers of the Company, including Messrs. Foy and Gamble, will be eligible to receive compensation based on (i) the Company’s achievement of EBITDA goals for 2017, expressed as specified percentages, of up to 100%, of the Company’s target quarterly EBITDA amounts for 2017 as set forth in the Company’s budget and plan for 2017 as approved by the Board (“EBITDA Goals”), which will be calculated in accordance with the Company’s historical practice, and (ii) the Company’s achievement of combined revenue and bookings goals for 2017, expressed as specified percentages, of up to 100%, of the Company’s quarterly target revenue plus bookings amounts for 2017 as set forth in the Company’s budget and plan for 2017 as approved by the Board (“Top-line Goals”).  For purposes of the Plan, the calculation of EBITDA will include the effect of payment of the bonuses based on Top-line Goals that are payable under the Plan.

The Plan provides for the payment of cash incentive bonuses on a quarterly basis for achievement of EBITDA Goals and Top-line Goals, with each representing 50% of a maximum base amount of bonuses that each participant is eligible to receive, with the maximum base bonuses payable each quarter increasing over the course of the year so that later quarters represent a larger percentage of the aggregate potential base bonus payments under the Plan for the year.  In addition, each participant is eligible to receive additional overachievement bonuses based on achievement of EBITDA for 2017 above the Company’s full-year target, with 25% of any excess of EBITDA achieved for 2017 over target to be used to fund an overachievement pool, out of which overachievement bonus payments will be made to Plan participants on a pro rata basis based on their respective maximum aggregate base bonus amounts for the year under the Plan.  Bonuses payable under the Plan are subject to reduction in the discretion of the Chief Executive Officer of the Company (or the Board in the case of bonuses payable to the Chief Executive Officer), which discretion will include the potential for reductions based on evaluation of the participant’s individual job performance.  Under the Plan, Mr. Foy is eligible to receive quarterly base bonuses of up to $525,000 in the aggregate, representing approximately 15% of the base bonus amounts payable under the Plan, and Mr. Gamble is eligible to receive quarterly base bonuses of up to $120,000 in the aggregate, representing approximately 3% of the base bonus amounts payable under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.
Date: February 8, 2017
	By:	/s/ Thomas P. Flynn
Thomas P. Flynn
Chief Administrative Officer, General Counsel & Secretary